CARMAX REPORTS FOURTH QUARTER AND FISCAL YEAR 2026 RESULTS

Richmond, Va., April 14, 2026 – CarMax, Inc. (NYSE:KMX) today reported results for the fourth quarter and fiscal year ended February 28, 2026.

Fourth Quarter Highlights:(1)

•Keith Barr appointed President and Chief Executive Officer, effective March 16, 2026.

•Combined retail and wholesale unit sales of 303,969, an increase of 0.7%.

•Retail used unit sales decreased 0.8% and comparable store used unit sales declined 1.9%; gross profit per retail used unit of $2,115 declined from last year’s record fourth quarter by $207, reflecting pricing actions implemented to drive an improved sales trend.

•Wholesale units increased 3.0%; gross profit per wholesale unit of $940, a decrease of $105 per unit.

•Extended Protection Plans (EPP) margin per retail unit of $581, in line with the prior year.

•Bought 270,000 vehicles from consumers and dealers, an increase of 0.4%.
◦229,000 vehicles were purchased from consumers, up 2.5%
◦41,000 vehicles were purchased through dealers, down 9.5%

•SG&A of $611.3 million, in line with the prior year, as restructuring charges and higher advertising expense were offset by lower compensation and benefits. Excluding $33.9 million in restructuring charges, adjusted SG&A expenses were down $33.1 million or 5.4%(2).

•Increased targeted SG&A reductions to $200 million in exit rate savings by the end of fiscal year 2027, up from the prior goal of $150 million.

•CarMax Auto Finance (CAF) income decreased 9.8% to $143.7 million, reflecting a lower balance of auto loans outstanding following the $900 million non‑prime securitization in the third quarter as well as an increase in the provision for loan losses related to CAF’s full spectrum expansion.

•Net (loss) earnings per diluted share of ($0.85) versus $0.58 a year ago, as the quarter was negatively impacted by $0.99 related to a non-cash goodwill impairment and $0.20 of restructuring charges. Excluding these two items, adjusted net earnings per diluted share was $0.34 this quarter(2).

•Repurchased $50.4 million in shares of common stock, paused repurchase program in the fourth quarter.

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(1) Comparisons to the prior year’s fourth quarter unless otherwise stated.
(2) See non-GAAP reconciliation table for details
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CEO Commentary:
“We are moving with urgency to improve execution, drive efficiencies, and sharpen our customer offering,” said Keith Barr, President and Chief Executive Officer. “We will make CarMax the obvious choice for customers through competitive pricing, access to a large selection of high-quality vehicles, and an exceptional end-to-end customer experience. Together with CarMax’s brand and culture, our national scale positions us well to regain momentum and deliver the growth and returns this business is capable of generating.”

Fourth Quarter Business Performance Review:

Sales. Combined retail and wholesale used vehicle unit sales were 303,969, an increase of 0.7% from the prior year’s fourth quarter.

Total retail used vehicle unit sales decreased 0.8% to 181,188 compared to the prior year’s fourth quarter. Comparable store used unit sales decreased 1.9% from the prior year’s fourth quarter. Total retail used vehicle revenues decreased 1.2% compared with the prior year’s fourth quarter, driven by lower retail used units sold and a decrease in average retail selling price of approximately $110 per unit or 0.4%.

Total wholesale vehicle unit sales increased 3.0% to 122,781 versus the prior year’s fourth quarter. Total wholesale revenues declined 0.1% compared with the prior year’s fourth quarter due to a decrease in the average wholesale selling price of approximately $270 per unit or 3.3%, mostly offset by the increase in wholesale units sold.

We bought 270,000 vehicles from consumers and dealers, up 0.4% compared to last year’s fourth quarter. Of these vehicles, 229,000 were bought from consumers and 41,000 were bought through dealers, an increase of 2.5% and a decrease of 9.5%, respectively, from last year’s fourth quarter.

Our digital capabilities supported 83% of retail unit sales. Omni sales(3) were 70% and online retail sales(4) accounted for 13% of retail unit sales.

Gross Profit. Total gross profit was $605.3 million, down 9.4% versus last year’s fourth quarter. Retail used vehicle gross profit decreased 9.6% and retail gross profit per used unit was $2,115, down $207 from last year’s record fourth quarter, reflecting pricing actions to drive an improved sales trend.

Wholesale vehicle gross profit decreased 7.3% versus the prior year’s fourth quarter, reflecting lower gross profit per unit, which declined $105 to $940 per unit, partially offset by higher wholesale unit volume.

Other gross profit decreased 10.6%, primarily reflecting a reduction in service department margins.

SG&A. SG&A expenses of $611.3 million were in line with the fourth quarter of fiscal 2025 and included $33.9 million in restructuring charges impacting compensation and benefits and occupancy costs, as well as increased advertising expense. These items were offset primarily by a reduced corporate bonus accrual, lower stock‑based compensation expense, and savings from the Customer Experience Center workforce reduction in the third quarter of fiscal 2026. Excluding restructuring charges, which are related to anticipated SG&A savings moving forward, adjusted SG&A expenses were down $33.1 million or 5.4% in the fourth quarter of 2026.

SG&A as a percent of gross profit was 101.0% in the fourth quarter compared to 91.4% in the prior year’s fourth quarter, driven by the decline in gross profit and impacted by restructuring charges. Moving forward we will focus our SG&A efficiency metric on total units (retail and wholesale) instead of gross profit dollars. This metric has stronger alignment to driving unit volumes. In fiscal 2027, we expect to leverage SG&A per total unit when excluding the restructuring charges incurred in FY26.

We have increased targeted SG&A reductions to $200 million in exit rate savings by the end of fiscal year 2027, up from the prior goal of $150 million. We took another significant step towards these savings this quarter with a reduction in our corporate workforce.
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CarMax Auto Finance.(5) CAF income decreased 9.8% to $143.7 million, driven by lower total interest margin resulting from a decline in auto loans outstanding following the $900 million non‑prime securitization in the third quarter, in which most of the residual financial interest was sold, as well as an increase in the provision for loan losses reflecting higher Tier 2 penetration from CAF’s expansion in the credit spectrum. While intended to be highly profitable over time, the required upfront lifetime loss provision is expected to be a near-term headwind. This quarter’s provision for loan losses was $73.9 million compared to $68.3 million in the prior year’s fourth quarter. We also designated a $100 million pool of non-prime loans as held for sale during the quarter, which does not require a loss reserve.

As of February 28, 2026, the allowance for loan losses of $453.0 million was 2.78% of auto loans held for investment, down from 2.87% as of November 30, 2025.

CAF’s total interest margin percentage, which represents the spread between interest and fees charged to consumers and our funding costs, was 6.3% of average auto loans outstanding, which includes held for investment and held for sale, up 10 basis points from the prior year’s fourth quarter. After the effect of 3-day payoffs, CAF financed 42.8% of units sold in the current quarter, up from 42.3% in the prior year’s fourth quarter. CAF’s weighted average contract rate was 11.1% in the quarter, in line with the fourth quarter last year.

Goodwill Impairment. We recorded a non-cash goodwill impairment charge of $141.3 million during the fourth quarter of fiscal 2026, driven by the combination of a significant decline in market capitalization resulting from the decrease in our share price, pressured financial performance during fiscal 2026 and downward revisions to our forecasted financial outlook relative to the prior year’s outlook.

Share Repurchase Activity. During the fourth quarter of fiscal 2026, we repurchased 1.3 million shares of common stock for $50.4 million pursuant to our share repurchase program before pausing additional purchases. For the full year, we repurchased 11.8 million shares of common stock for $631.8 million. As of February 28, 2026, we had $1.31 billion remaining available for repurchase under the outstanding authorization. We remain committed to returning capital back to shareholders over time and may resume share repurchases in the future at any time depending upon market conditions and our capital needs, among other factors.

Location Openings. During the fourth quarter of fiscal 2026, we opened one new store location in Florence, Kentucky and one stand-alone reconditioning/auction center located in Frederick, Maryland.

Fiscal 2027 Capital Spending Plan. For fiscal 2027, we are planning to open four new stores, two stand-alone reconditioning/auction centers, and two stand-alone auction facilities. We expect capital expenditures of approximately $400 million in fiscal 2027 largely reflecting spending to support our future long-term growth in offsite reconditioning and auction facilities, as well as our new stores.

(3)    An omni retail unit sale is defined as a sale where customers complete at least one, but not all, of the four activities listed in note (3) below online. An omni retail unit sale also includes additional steps that can be completed online, including pre-qualifying for financing, setting appointments and signing up for notifications of cars coming soon.
(4)    An online retail sale is defined as a sale where the customer completes all four of these major transactional activities online: reserving the vehicle; financing the vehicle, if needed; trading-in or opting out of a trade in; and creating an online sales order.
(5)    Although CAF benefits from certain indirect overhead expenditures, we have not allocated indirect costs to CAF to avoid making subjective allocation decisions.
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CarMax, Inc.

Supplemental Financial Information
Amounts and percentage calculations may not total due to rounding.

Sales Components

	Three Months Ended February 28			Years Ended February 28
(In millions)	2026	2025	Change	2026	2025	Change
Used vehicle sales	$4,780.0	$4,836.2	(1.2)%	$20,702.4	$21,079.7	(1.8)%
Wholesale vehicle sales	1,007.1	1,007.9	(0.1)%	4,504.6	4,587.5	(1.8)%
Other sales and revenues:
Extended protection plan revenues	105.3	105.9	(0.6)%	448.7	451.7	(0.7)%
Third-party finance fees, net	(4.1)	(2.3)	(80.2)%	(8.7)	(1.5)	(477.6)%
Advertising & subscription revenues (1)	34.9	34.1	2.4%	144.5	139.3	3.7%
Other	22.7	21.3	7.2%	89.7	96.8	(7.4)%
Total other sales and revenues	158.8	159.0	(0.1)%	674.2	686.3	(1.8)%
Total net sales and operating revenues	$5,946.0	$6,003.1	(1.0)%	$25,881.1	$26,353.4	(1.8)%

(1)    Excludes intercompany revenues that have been eliminated in consolidation.

Unit Sales

	Three Months Ended February 28			Years Ended February 28
	2026	2025	Change	2026	2025	Change
Used vehicles	181,188	182,655	(0.8)%	780,684	789,050	(1.1)%
Wholesale vehicles	122,781	119,156	3.0%	538,203	544,312	(1.1)%

Average Selling Prices

	Three Months Ended February 28			Years Ended February 28
	2026	2025	Change	2026	2025	Change
Used vehicles	$26,019	$26,133	(0.4)%	$26,121	$26,273	(0.6)%
Wholesale vehicles	$7,776	$8,044	(3.3)%	$7,942	$8,019	(1.0)%

Vehicle Sales Changes

	Three Months Ended February 28		Years Ended February 28
	2026	2025	2026	2025
Used vehicle units	(0.8)%	6.2%	(1.1)%	3.1%
Used vehicle revenues	(1.2)%	7.5%	(1.8)%	0.8%

Wholesale vehicle units	3.0%	3.1%	(1.1)%	(0.4)%
Wholesale vehicle revenues	(0.1)%	3.5%	(1.8)%	(7.8)%

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CarMax, Inc.

Comparable Store Used Vehicle Sales Changes (1)

	Three Months Ended February 28		Years Ended February 28
	2026	2025	2026	2025
Used vehicle units	(1.9)%	5.1%	(2.0)%	2.2%
Used vehicle revenues	(2.0)%	5.9%	(2.5)%	(0.4)%

(1)    Stores are added to the comparable store base beginning in their fourteenth full month of operation. Comparable store calculations include results for a set of stores that were included in our comparable store base in both the current and corresponding prior year periods.

Used Vehicle Financing Penetration by Channel (Before the Impact of 3-day Payoffs) (1)

	Three Months Ended February 28		Years Ended February 28
	2026	2025	2026	2025
CAF (2)	45.3%	44.3%	44.9%	45.0%
Tier 2 (3)	15.8%	17.6%	16.7%	18.0%
Tier 3 (4)	9.8%	7.9%	8.3%	7.1%
Other (5)	29.1%	30.2%	30.1%	29.9%
Total	100.0%	100.0%	100.0%	100.0%

(1)    Calculated as used vehicle units financed for respective channel as a percentage of total used units sold.
(2)    Includes CAF's Tier 2 and Tier 3 loan originations, which represent approximately 2% of total used units sold.
(3)    Third-party finance providers who generally pay us a fee or to whom no fee is paid.
(4)    Third-party finance providers to whom we pay a fee.
(5)    Represents customers arranging their own financing and customers that do not require financing.

Selected Operating Ratios

	Three Months Ended February 28				Years Ended February 28
(In millions)	2026	% (1)	2025	% (1)	2026	% (1)	2025	% (1)
Net sales and operating revenues	$5,946.0	100.0	$6,003.1	100.0	$25,881.1	100.0	$26,353.4	100.0
Gross profit	$605.3	10.2	$667.9	11.1	$2,806.6	10.8	$2,897.9	11.0
CarMax Auto Finance income	$143.7	2.4	$159.3	2.7	$562.7	2.2	$581.7	2.2
Selling, general, and administrative expenses	$611.3	10.3	$610.5	10.2	$2,453.4	9.5	$2,435.4	9.2
Interest expense	$28.8	0.5	$24.1	0.4	$110.4	0.4	$107.9	0.4
(Loss) earnings before income taxes	$(110.7)	(1.9)	$118.4	2.0	$383.4	1.5	$669.4	2.5
Net (loss) earnings	$(120.7)	(2.0)	$89.9	1.5	$247.3	1.0	$500.6	1.9

(1)Calculated as a percentage of net sales and operating revenues.

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Gross Profit (1)

	Three Months Ended February 28			Years Ended February 28
(In millions)	2026	2025	Change	2026	2025	Change
Used vehicle gross profit	$383.2	$424.1	(9.6)%	$1,759.0	$1,823.2	(3.5)%
Wholesale vehicle gross profit	115.4	124.5	(7.3)%	524.1	557.6	(6.0)%
Other gross profit	106.7	119.3	(10.6)%	523.5	517.1	1.2%
Total	$605.3	$667.9	(9.4)%	$2,806.6	$2,897.9	(3.2)%

(1)    Amounts are net of intercompany eliminations.

Gross Profit per Unit (1)

	Three Months Ended February 28				Years Ended February 28
	2026		2025		2026		2025
	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)	$ per unit(2)	%(3)
Used vehicle gross profit per unit	$2,115	8.0	$2,322	8.8	$2,253	8.5	$2,311	8.6
Wholesale vehicle gross profit per unit	$940	11.5	$1,045	12.4	$974	11.6	$1,024	12.2
Other gross profit per unit	$589	67.1	$653	75.1	$671	77.7	$655	75.4

(1)    Amounts are net of intercompany eliminations.
(2)    Calculated as category gross profit divided by its respective units sold, except the other category, which is divided by total used units sold.
(3)    Calculated as a percentage of its respective sales or revenue.

SG&A Expenses (1)

	Three Months Ended February 28			Years Ended February 28
(In millions except per unit data)	2026	2025	Change	2026	2025	Change
Compensation and benefits:
Compensation and benefits, excluding share-based compensation expense	$312.7	$328.6	(4.8)%	$1,292.4	$1,289.7	0.2%
Share-based compensation expense	10.7	25.4	(58.1)%	93.4	126.9	(26.4)%
Total compensation and benefits (2)	$323.4	$354.0	(8.6)%	$1,385.8	$1,416.6	(2.2)%
Occupancy costs	93.8	66.5	41.1%	305.5	285.3	7.1%
Advertising expense	77.9	72.1	8.0%	283.0	260.7	8.6%
Other overhead costs (3)	116.2	117.9	(1.4)%	479.1	472.8	1.3%
Total SG&A expenses	$611.3	$610.5	0.1%	$2,453.4	$2,435.4	0.7%
SG&A per total unit	$2,011	$2,023	(0.6)%	$1,860	$1,827	1.8%
SG&A as a % of gross profit	101.0%	91.4%	9.6%	87.4%	84.0%	3.4%

(1)    Amounts are net of intercompany eliminations.
(2)    Excludes compensation and benefits related to reconditioning and vehicle repair service, which are included in cost of sales.
(3)    Includes IT expenses, non-CAF bad debt, insurance, preopening and relocation costs, travel, charitable contributions and other administrative expenses.

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Components of CAF Income and Other CAF Information

	Three Months Ended February 28		Years Ended February 28
(In millions)	2026	2025	2026	2025
Interest margin:
Interest and fee income	$441.0	$467.6	$1,864.2	$1,853.9
Interest expense	(184.2)	(194.0)	(769.2)	(763.2)
Total interest margin	256.8	273.6	1,095.0	1,090.7
Provision for loan losses	(73.9)	(68.3)	(391.2)	(334.7)
Total interest margin after provision for loan losses	182.9	205.3	703.8	756.0
Servicing income	4.7	—	9.7	—
Total direct expenses	(44.0)	(46.0)	(177.9)	(174.3)
Gain on sale of auto loans	(0.1)	—	26.9	—
Fair value adjustments on beneficial interests	0.2	—	0.2	—
CarMax Auto Finance income	$143.7	$159.3	$562.7	$581.7

Average auto loans outstanding (1)	$16,403.5	$17,684.0	$17,165.8	$17,683.9
Total interest margin as a percent of average auto loans outstanding	6.3%	6.2%	6.4%	6.2%

Net auto loans originated (1)	$1,858.1	$1,886.2	$7,992.7	$8,254.5
Net penetration rate (1)	42.8%	42.3%	42.4%	42.7%
Weighted average contract rate (1)	11.1%	11.1%	11.2%	11.3%

Ending allowance for loan losses	$453.0	$458.7	$453.0	$458.7

(1)Includes auto loans held for investment and auto loans held for sale.

Earnings Highlights

	Three Months Ended February 28			Years Ended February 28
(In millions except per share data)	2026	2025	Change	2026	2025	Change
Net (loss) earnings	$(120.7)	$89.9	(234.3)%	$247.3	$500.6	(50.6)%
Diluted weighted average shares outstanding	141.9	154.7	(8.3)%	147.6	156.1	(5.4)%
Net (loss) earnings per diluted share	$(0.85)	$0.58	(246.6)%	$1.68	$3.21	(47.7)%

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CarMax, Inc.

Non-GAAP Financial Measures

	Three Months Ended February 28		Years Ended February 28
(Dollars in millions except per share and per unit data)	2026	2025	2026	2025
SG&A expenses	$611.3	$610.5	$2,453.4	$2,435.4
Restructuring charges (1)	(33.9)	—	(49.8)	—
Adjusted SG&A expenses	$577.4	$610.5	$2,403.6	$2,435.4

Gross profit	$605.3	$667.9	$2,806.6	$2,897.9
SG&A as a percent of gross profit	101.0%	91.4%	87.4%	84.0%
Adjusted SG&A as a percent of gross profit	95.4%	91.4%	85.6%	84.0%

Used units sales	181,188	182,655	780,684	789,050
Wholesale unit sales	122,781	119,156	538,203	544,312
Total unit sales	303,969	301,811	1,318,887	1,333,362
SG&A per total unit	$2,011	$2,023	$1,860	$1,827
Adjusted SG&A per total unit	$1,900	$2,023	$1,822	$1,827

Net (loss) earnings per diluted share	$(0.85)	$0.58	$1.68	$3.21
Impairment charges (2)	0.99	0.08	0.96	0.08
Restructuring charges (3)	0.26	—	0.35	—
Income tax impact of non-GAAP adjustments (4)	(0.06)	(0.02)	(0.08)	(0.02)
Adjusted net earnings per diluted share	$0.34	$0.64	$2.91	$3.27

(1)     Includes the portion of costs related to severance costs for our CEO change and workforce reductions as well as costs related to the abandonment of our Edmunds lease that have been recorded in SG&A expenses.
(2)     Includes the goodwill impairment charge recorded in fiscal 2026 and the Edmunds lease impairment charge recorded in fiscal 2025.
(3)     Includes all costs related to severance costs for our CEO change and workforce reductions as well as all costs related to the abandonment of our Edmunds lease.
(4)     Calculated using the blended statutory tax rate for each period.
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CarMax, Inc.

Conference Call Information

We will host a conference call for investors at 9:00 a.m. ET today, April 14, 2026. Domestic investors may access the call at 1-800-225-9448 (international callers dial 1-203-518-9708). The conference I.D. for both domestic and international callers is 3171396. A live webcast of the call will be available on our investor information home page at investors.carmax.com. An investor presentation is also available on the website.

A replay of the webcast will be available on the company’s website at investors.carmax.com through June 16, 2026, or via telephone (for approximately one week) by dialing 1-800-839-1337 (or 1-402-220-0489 for international access) and entering the conference ID 3171396.

First Quarter Fiscal 2027 Earnings Release Date

We currently plan to release results for the first quarter ending May 31, 2026, on Wednesday, June 17, 2026, before the opening of trading on the New York Stock Exchange. We plan to host a conference call for investors at 9:00 a.m. ET on that date. Information on this conference call will be available on our investor information home page at investors.carmax.com in early June 2026.

About CarMax

CarMax, the nation’s largest retailer of used autos, revolutionized the automotive retail industry by driving integrity, honesty and transparency in every interaction. The company offers a truly personalized experience with the option for customers to do as much, or as little, online and in-store as they want. During the fiscal year that ended February 28, 2026, CarMax sold approximately 780,000 used vehicles and 540,000 wholesale vehicles at its auctions. In addition, CarMax Auto Finance originated $8 billion in auto loans during fiscal 2026, adding to its $16 billion portfolio. CarMax has more than 255 store locations, approximately 28,000 associates, and is proud to have been recognized for 22 consecutive years as one of the Fortune 100 Best Companies to Work For®. CarMax is committed to helping its communities thrive and reducing the environmental footprint of its operations. Learn more in the 2025 Responsibility Report. For more information, visit www.carmax.com.

Forward-Looking Statements

We caution readers that the statements contained in this release that are not statements of historical fact, including statements about our future business plans, operations, challenges, opportunities or prospects, including without limitation any statements or factors regarding our recent leadership transition, operating capacity, sales, inventory, market share, financial and operational targets and goals, revenue, margins, expenses, liquidity, loan originations, capital expenditures, share repurchase plans, debt obligations or earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the use of words such as “anticipate,” “believe,” “commit,” “could,” “enable,” “encourage,” “estimate,” “expect,” “focus on,” “intend,” “may,” “on track,” “outlook,” “plan,” “position,” “predict,” “should,” “target,” “will” and other variations of these words or similar expressions, whether in the negative or affirmative. Such forward-looking statements are based upon management’s current knowledge, expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Among the factors that could cause actual results and outcomes to differ materially from those contained in the forward-looking statements are the following:
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•Changes in the competitive landscape and/or our failure to successfully adjust to such changes.
•Changes in general or regional U.S. economic conditions, including economic downturns, inflationary pressures, fluctuating interest rates, tariffs, the effect of trade policies or related uncertainties, and the potential impact of international events (including the conflict in the Middle East).
•Changes in the availability or cost of capital and working capital financing, including changes related to the asset-backed securitization market.
•Events that damage our reputation or harm the perception of the quality of our brand.
•Significant changes in prices of new and used vehicles.
•A reduction in the availability of or access to sources of inventory or a failure to expeditiously liquidate inventory.
•Our inability to realize the benefits associated with our omni-channel platform or initiatives designed to leverage evolving technologies, including AI.
•Factors related to geographic and sales growth, including the inability to effectively manage our growth.
•Our inability to recruit, develop and retain associates and maintain positive associate relations.
•The loss of key associates from our store, regional or corporate management teams, the failure to effectively execute key executive succession plans or disruptions associated with leadership transitions, or a significant increase in labor costs.
•Changes in economic conditions or other factors that result in greater credit losses for CAF’s portfolio of auto loans than anticipated.
•The failure or inability to realize the benefits associated with our strategic investments.
•Changes in consumer credit availability provided by our third-party finance providers.
•Changes in the availability of extended protection plan products from third-party providers.
•The performance of the third-party vendors we rely on for key components of our business.
•Adverse conditions affecting one or more automotive manufacturers.
•The inaccuracy of estimates and assumptions used in the preparation of our financial statements, or the effect of new accounting requirements or changes to U.S. generally accepted accounting principles.
•The failure or inability to adequately protect our intellectual property.
•The occurrence of severe weather events.
•The failure or inability to meet our environmental goals or satisfy related disclosure requirements.
•Factors related to the geographic concentration of our stores.
•Security breaches or other events that result in the misappropriation, loss or other unauthorized disclosure of confidential customer, associate or corporate information.
•The failure of or inability to sufficiently enhance key information systems.
•Factors related to the regulatory and legislative environment in which we operate.
•The effect of evolving regulations, disclosure requirements, standards and expectations relating to environmental, social and governance matters.
•The effect of various litigation matters.
•The volatility in the market price for our common stock.
•The impact of potential shareholder activism.

For more details on factors that could affect expectations, see our Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and our quarterly or current reports as filed with or furnished to the U.S. Securities and Exchange Commission. Our filings are publicly available on our investor information home page at investors.carmax.com. Requests for information may also be made to the Investor Relations Department by email to investor_relations@carmax.com or by calling (804) 747-0422 x7865. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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CarMax, Inc.

Contacts:

Investors:
    David Lowenstein, Vice President, Investor Relations
    investor_relations@carmax.com, (804) 747-0422 x7865

Media:
    pr@carmax.com, (855) 887-2915

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CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

	Three Months Ended February 28				Years Ended February 28
(In thousands except per share data)	2026	%(1)	2025	%(1)	2026	%(1)	2025	%(1)
SALES AND OPERATING REVENUES:
Used vehicle sales	$4,780,009	80.4	$4,836,239	80.6	$20,702,358	80.0	$21,079,654	80.0
Wholesale vehicle sales	1,007,139	16.9	1,007,914	16.8	4,504,564	17.4	4,587,457	17.4
Other sales and revenues	158,812	2.7	158,970	2.6	674,209	2.6	686,309	2.6
NET SALES AND OPERATING REVENUES	5,945,960	100.0	6,003,123	100.0	25,881,131	100.0	26,353,420	100.0
COST OF SALES:
Used vehicle cost of sales	4,396,800	73.9	4,412,173	73.5	18,943,402	73.2	19,256,483	73.1
Wholesale vehicle cost of sales	891,723	15.0	883,411	14.7	3,980,504	15.4	4,029,876	15.3
Other cost of sales	52,181	0.9	39,646	0.7	150,632	0.6	169,160	0.6
TOTAL COST OF SALES	5,340,704	89.8	5,335,230	88.9	23,074,538	89.2	23,455,519	89.0
GROSS PROFIT	605,256	10.2	667,893	11.1	2,806,593	10.8	2,897,901	11.0
CARMAX AUTO FINANCE INCOME	143,695	2.4	159,314	2.7	562,721	2.2	581,749	2.2
Selling, general, and administrative expenses	611,308	10.3	610,500	10.2	2,453,412	9.5	2,435,404	9.2
Depreciation and amortization	71,783	1.2	65,044	1.1	273,750	1.1	255,321	1.0
Interest expense	28,751	0.5	24,140	0.4	110,394	0.4	107,941	0.4
Goodwill impairment	141,258	2.4	—	—	141,258	0.5	—	—
Other expense	6,532	0.1	9,119	0.2	7,067	—	11,624	—
(Loss) earnings before income taxes	(110,681)	(1.9)	118,404	2.0	383,433	1.5	669,360	2.5
Income tax provision	10,003	0.2	28,538	0.5	136,143	0.5	168,804	0.6
NET (LOSS) EARNINGS	$(120,684)	(2.0)	$89,866	1.5	$247,290	1.0	$500,556	1.9
WEIGHTED AVERAGE COMMON SHARES:
Basic	141,923		153,667		147,258		155,330
Diluted	141,923		154,704		147,613		156,061
NET (LOSS) EARNINGS PER SHARE:
Basic	$(0.85)		$0.58		$1.68		$3.22
Diluted	$(0.85)		$0.58		$1.68		$3.21

(1)    Percents are calculated as a percentage of net sales and operating revenues and may not total due to rounding.

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
	February 28	February 28
(In thousands except share data)	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$122,826	$246,960
Restricted cash from collections on auto loans held for investment	592,033	559,118
Accounts receivable, net	204,453	188,733
Auto loans held for sale	100,491	—
Inventory	4,137,005	3,934,622
Other current assets	153,594	148,203
TOTAL CURRENT ASSETS	5,310,402	5,077,636
Auto loans held for investment, net	15,952,291	17,242,789
Property and equipment, net	4,070,293	3,841,833
Deferred income taxes	78,479	140,332
Operating lease assets	459,514	493,355
Goodwill	—	141,258
Other assets	496,924	467,003
TOTAL ASSETS	$26,367,903	$27,404,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,117,976	$977,845
Accrued expenses and other current liabilities	475,495	529,926
Accrued income taxes	2,019	87,526
Current portion of operating lease liabilities	57,341	59,335
Current portion of long-term debt	217,323	16,821
Current portion of non-recourse notes payable	544,651	526,518
TOTAL CURRENT LIABILITIES	2,414,805	2,197,971
Long-term debt, excluding current portion	2,006,217	1,570,296
Non-recourse notes payable, excluding current portion	15,254,330	16,567,044
Operating lease liabilities, excluding current portion	464,696	481,963
Other liabilities	338,999	343,944
TOTAL LIABILITIES	20,479,047	21,161,218

Commitments and contingent liabilities
SHAREHOLDERS’ EQUITY:
Common stock, $0.50 par value; 350,000,000 shares authorized; 141,799,070 and 153,319,678 shares issued and outstanding as of February 28, 2026 and February 28, 2025, respectively	70,900	76,660
Capital in excess of par value	1,810,223	1,891,012
Accumulated other comprehensive (loss) income	(34,126)	3,080
Retained earnings	4,041,859	4,272,236
TOTAL SHAREHOLDERS’ EQUITY	5,888,856	6,242,988
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26,367,903	$27,404,206

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CarMax, Inc.

CARMAX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Years Ended February 28
(In thousands)	2026	2025
OPERATING ACTIVITIES:
Net earnings	$247,290	$500,556
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	345,962	294,801
Share-based compensation expense	99,018	134,709
Provision for loan losses	391,200	334,667
Provision for cancellation reserves	75,827	97,701
Deferred income tax provision (benefit)	73,800	(23,724)
Proceeds from sale of auto loans	908,927	—
Impairment of goodwill	141,258	—
Other	9,345	20,781
Net (increase) decrease in:
Accounts receivable, net	(15,720)	32,420
Auto loans held for sale	(100,491)	—
Inventory	(202,383)	(256,552)
Other current assets	(7,813)	109,162
Auto loans held for investment, net	(31,308)	(565,612)
Other assets	(31,958)	(19,230)
Net (decrease) increase in:
Accounts payable, accrued expenses and other
current liabilities and accrued income taxes	(43,784)	71,714
Other liabilities	(75,323)	(106,954)
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,783,847	624,439
INVESTING ACTIVITIES:
Capital expenditures	(540,989)	(467,939)
Proceeds from disposal of property and equipment	418	333
Purchases of investments	(10,007)	(10,738)
Sales and returns of investments	2,994	17,342
Principal payments received on beneficial interests	7,539	—
NET CASH USED IN INVESTING ACTIVITIES	(540,045)	(461,002)
FINANCING ACTIVITIES:
Proceeds from issuances of long-term debt	1,538,400	522,800
Payments on long-term debt	(913,804)	(836,622)
Cash paid for debt issuance costs	(24,227)	(21,253)
Payments on finance lease obligations	(15,044)	(16,536)
Issuances of non-recourse notes payable	13,060,375	12,968,491
Payments on non-recourse notes payable	(14,352,524)	(12,715,705)
Repurchase and retirement of common stock	(642,786)	(428,453)
Equity issuances	8,348	73,741
NET CASH USED IN FINANCING ACTIVITIES	(1,341,262)	(453,537)
Decrease in cash, cash equivalents, and restricted cash	(97,460)	(290,100)
Cash, cash equivalents, and restricted cash at beginning of year	960,310	1,250,410
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH AT END OF YEAR	$862,850	$960,310

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